Exhibit 99.1

PEPSICO ANNOUNCES BOARD AND MANAGEMENT CHANGES

  JAMES J. SCHIRO ELECTED TO BOARD OF DIRECTORS
  VICE CHAIRMAN ROBERT MORRISON TO RETIRE FEBRUARY 1
  AS PREVIOUSLY ANNOUNCED, FORMER CEO ROGER ENRICO WILL NOT STAND FOR RE-ELECTION TO BOARD

PURCHASE, N.Y., Jan. 30, 2003 - PepsiCo today announced the election of a new, independent director to its board, the retirement of its vice chairman, and that former CEO Roger Enrico will not stand for re-election to the company's board.

James J. Schiro, 57, chief executive officer of Zurich Financial Services, was elected to PepsiCo’s Board of Directors during a meeting today. Prior to joining the Switzerland-based company in 2002, he was chief executive of PricewaterhouseCoopers, the world’s largest professional services firm. After becoming chairman and senior partner of Price Waterhouse in 1994, Mr. Schiro led the formation of PricewaterhouseCoopers through a merger in 1998 with Coopers & Lybrand. Mr. Schiro, a certified public accountant, spent a total of 35 years at PricewaterhouseCoopers and Price Waterhouse.

As planned, Robert S. Morrison, PepsiCo vice chairman and chairman of PepsiCo Beverages and Foods North America, retired from the company’s board of directors effective today and will retire from his management role on February 1. Mr. Morrison, 60, had been chairman, president and CEO of the Quaker Oats Co. and joined PepsiCo when the two companies merged in 2001. At the time of the merger, Mr. Morrison agreed to stay at PepsiCo until February 2003.

Additionally, Roger A. Enrico, 58, PepsiCo’s former Chairman and CEO, will not stand for re-election to the board when his term expires this May. Mr. Enrico spent three decades with PepsiCo and stepped down as Chairman and CEO in 2001. At that time he agreed to continue as Vice Chairman for a year during Steve Reinemund’s transition to Chairman and CEO, and he retired from that role in 2002, but at the time agreed to remain on the Board until 2003.

Mr. Reinemund offered the following comments on the changes: "I want to welcome Jim Schiro to PepsiCo. His global perspective in business, his financial sophistication and his independent thinking will be extremely valuable to PepsiCo. I look forward to working closely with him in the years ahead."

“All of us at PepsiCo owe Bob Morrison an enormous debt of gratitude,” said Mr. Reinemund. “He did a great deal to build and strengthen Quaker. And his wisdom and leadership have been instrumental in making the merger of PepsiCo and Quaker exceedingly smooth. We wish him a very happy and healthy retirement.”

“Roger Enrico dedicated over 30 years of his life to PepsiCo and made an extraordinary impact,” said Mr. Reinemund. “I can’t thank him enough for extending that tremendous commitment the past two years. He has been an invaluable source of counsel and advice to me and the board, for which we are deeply grateful.”

The addition of Mr. Schiro to PepsiCo’s board, in conjunction with Mr. Morrison’s and Mr. Enrico’s departures, will reduce the total number of directors to 14. In accordance with new criteria for “independence” that was voted on during today’s meeting, PepsiCo’s board will be comprised of 12 independent outside directors and two inside directors, Mr. Reinemund and President and CFO Indra Nooyi.

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